Exhibit 8.1

X3 Holdings Co., Ltd.

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Powerbridge Holdings Limited	Hong Kong
Powerbridge Digital Trade (HK) Co., Limited	Hong Kong
Hong Kong Anxin Jieda Co., Ltd.	Hong Kong
Hongding Technology Co., Limited	Hong Kong
SmartConn Co., Limited	Hong Kong
Hongxi Data Technology Co., Ltd.	Macau
Powercrypto Inc.	United States
X3 Technologies Pte, Ltd.	Singapore
Powercrypto Holdings Pte, Ltd.	Singapore
X3 HOLDINGS PTE. LTD.	Singapore
Metafusion Digital Co., Ltd.	People’s Republic of China
Ningbo Zhijing Tongfu Technology Co., Ltd.	People’s Republic of China
Powerbridge Technologies Group Co., Ltd	People’s Republic of China
Powermeta Digital Co., Ltd.	People’s Republic of China
Powerstream Supply Chain Co., Ltd.	People’s Republic of China
Shanghai Stamp Technology Co., Ltd.	People’s Republic of China
Ascendent Insights Education Co., Ltd.	People’s Republic of China
Zhuhai Hongyang Supply Chain Co., Ltd.	People’s Republic of China
Xingtai Ningyao Technology Co., Ltd.	People’s Republic of China